Exhibit 99.1

Contacts:	Investor Contact: Robert McNamara Senior Vice President and CFO +1 (408) 789-4264 investorrelations@accuray.com	Media Contact: Stephanie Tomei Accuray PR Manager +1 (408) 789-4234 stomei@accuray.com

Accuray Reports Fiscal Third Quarter 2007 Financial Results

Fiscal Third Quarter 2007 Highlights:

•                 Record revenue of $37.3 million, up 129 percent from the fiscal third quarter 2006 and up 42 percent from the fiscal second quarter 2007

•                 Total backlog increased to $559 million, up 60 percent from the fiscal third quarter 2006 and up 9 percent from the fiscal second quarter 2007

Sunnyvale, Calif., May 1, 2007 – Accuray Incorporated (Nasdaq: ARAY), a global leader in the field of radiosurgery, today announced financial results for the fiscal third quarter ended March 31, 2007.

Total net revenues were $37.3 million for the fiscal third quarter 2007, as compared to $16.3 million for the fiscal third quarter 2006, an increase of 129 percent, and $26.3 million for the fiscal second quarter 2007, an increase of 42 percent.

For the fiscal third quarter 2007, product revenue was $29.5 million, an increase of 141 percent over the comparable period of 2006 and an increase of 53 percent over fiscal second quarter 2007.

Gross margin for the fiscal third quarter of 2007 was 59.0 percent, compared to gross margin in fiscal third quarter 2006 of 41.6 percent and gross margin in fiscal second quarter 2007 of 55.8 percent.

Operating expenses for the fiscal third quarter of 2007 were $22.9 million, compared to $14.3 million in fiscal third quarter 2006 and $22.0 million in fiscal second quarter 2007.

Total net income for the fiscal third quarter 2007 was $0.1 million, or approximately $0.00 per share, compared to a net loss of $7.7 million, or $0.48 per share, for the comparable fiscal quarter in 2006.

For the nine months ended March 31, 2007, total net revenues were $96.5 million, compared to $31.5 million for the same period in 2006, an increase of 206 percent.

The net loss for the nine months ended March 31, 2007 was $5.2 million, or $0.23 per share, compared to a net loss of $25.8 million, or $1.62 per share for the comparable period in 2006.

The Company reported that its results included stock compensation expenses of $3.7 million and $2.0 million for the fiscal quarters ended March 31, 2007 and March 31, 2006, respectively, and $8.8 million and $6.2 million for the nine months ended March 31, 2007 and March 31, 2006, respectively.

As of March 31, 2007, the Company’s total backlog, which the Company now defines as backlog under signed non-contingent contracts as well as backlog under signed contingent contracts that the Company believes have a substantially high probability of being booked as revenue, was approximately $559 million.  This represents a 60 percent increase and a 9 percent increase, respectively, over total backlog computed in accordance with this definition of $350 million at March 31, 2006 and $513 million at December 31, 2006.   Of the Company’s total backlog at March 31, 2007, $306 million was associated with CyberKnife System purchases and $253 million was associated with services and other recurring revenues.

Contingencies under customer contracts included in backlog include customer acceptance of the Company’s legal terms and conditions of sale, hospital board approvals, customer establishment of necessary financing or legal entities and, in certain U.S. states, government approval of a certificate of need (CON) for the operation of a radiosurgery system.  On a quarterly basis, the Company will review each contingent contract to determine whether progress toward satisfaction of contingencies is sufficient to support inclusion of the contract within backlog.  Going forward, it is the Company’s intention to provide information regarding total backlog in accordance with the definition described above on a quarterly basis.

At the end of the fiscal third quarter 2007, 97 CyberKnife Systems were installed at customer sites. This includes 87 systems sold directly to customers and 10 placed under shared ownership agreements. Of the 97 systems installed, 63 are in the Americas, 25 in Asia and 9 in Europe.

As of March 31, 2007, it is estimated that more than 30,000 patients have been treated with the CyberKnife System worldwide, up from an estimated 20,000 patients as of September 30, 2006.  In the fiscal third quarter 2007, lung and prostate were the fastest growing clinical applications, increasing approximately 30 percent worldwide over the fiscal second quarter 2007.

“Our fiscal third quarter results demonstrate the continued recognition of the CyberKnife System as an effective treatment option for tumors anywhere in the body” said Euan S. Thomson, Ph.D., president and chief executive officer of Accuray.  “While the CyberKnife System continues to receive clinical acceptance in the treatment of brain tumors, we are experiencing rapid worldwide growth in many applications including the treatment of spine, lung and prostate tumors. The impressive growth that the CyberKnife System has gained in these applications is driven by our system’s unique ability to autonomously track, detect and correct for tumor and patient movement in real-time during the procedure, enabling delivery of precise, high dose radiation with sub-millimeter accuracy. We believe these unique capabilities combined with the momentum of our sales organization will continue to drive our success in building the market for radiosurgery.”

Earnings Call Open to Investors

Accuray will hold a conference call for financial analysts and investors today, May 1, 2007 at 2:00 p.m. PT / 5:00 p.m. ET.  The conference call dial-in numbers are (800) 811-0667 (USA) or +1 (913) 981-4901 (International), Access Code: 7523746.  A live webcast of the call will also be available from the Investor Relations section on the corporate Web site at http://www.accuray.com.   In addition, a recording of the call will be available by calling (888) 203-1112 (USA) or +1 (719) 457-0820 (International), Access Code: 7523746, beginning at 6:00 p.m. PT / 9:00 p.m. ET, May 1, 2007.  A webcast replay will also be available from the Investor Relations section of the corporate Web site at http://www.accuray.com from approximately 5:30 p.m. PT / 8:30 p.m. ET, May 1, 2007.  The telephone and webcast replays will be made available for 10 days.

About Accuray

Accuray Incorporated (Nasdaq: ARAY) based in Sunnyvale, Calif., is a global leader in the field of radiosurgery. Its CyberKnife System is the world’s first and only commercially available intelligent robotic radiosurgery system designed to treat tumors anywhere in the body, typically with sub-millimeter accuracy. To date, it is estimated that the CyberKnife System has been used by physicians to treat more than 30,000 patients worldwide. For more information, please visit www.accuray.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements as to financial guidance including realization of backlog, procedure growth and market acceptance, product development, clinical studies, regulatory review and approval, and commercialization of products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date the statements are made and are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events. You should not put undue reliance on any forward-looking statements. Important factors that could cause actual performance and results to differ materially from the forward-looking statements we make include: fluctuations in results of operations;  reimbursement for the CyberKnife procedure; market acceptance of our products; government approvals of our products; intellectual property protection for our products; competing products; funding requirements; and other risks detailed from time to time under the heading “Risk Factors” in our report on Form 10-Q for the quarterly period ended December 30,

2006, as may be updated from time to time by our other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual performance or results may vary materially from any future performance or results expressed or implied by these forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.

©2007 Accuray Incorporated. All rights reserved.  Accuray, the Accuray logo, CyberKnife, Synchrony, Xsight and RoboCouch are among trademarks or registered trademarks of Accuray Incorporated

#  #  #

Accuray Incorporated
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended		Nine months ended
	March 31, 2007	March 31, 2006	March 31, 2007	March 31, 2006
Net revenue:
Products	$29,515	$12,261	$75,591	$20,350
Shared ownership programs	2,437	2,145	7,248	5,860
Services	4,579	1,134	11,209	3,063
Other	809	760	2,410	2,224
Total net revenue	37,340	16,300	96,458	31,497
Cost of revenue:
Costs of products	12,183	7,086	30,263	10,323
Costs of shared ownership programs	663	620	1,965	1,852
Costs of services	1,955	1,310	6,584	2,874
Costs of other	517	506	1,619	1,466
Total cost of revenue	15,318	9,522	40,431	16,515
Gross profit	22,022	6,778	56,027	14,982
Operating expenses:
Selling and marketing	9,830	6,319	27,124	17,271
Research and development	6,951	4,141	19,265	13,051
General and administrative	6,100	3,852	16,855	10,239
Total operating expenses	22,881	14,312	63,244	40,561
Loss from operations	(859)	(7,534)	(7,217)	(25,579)
Other income and expense	1,039	(40)	1,349	(61)
Income (loss) before provision for income taxes and cumulative effect of change in accounting principle	180	(7,574)	(5,868)	(25,640)
Provision for income taxes	62	116	185	196
Income (loss) before cumulative effect of change in accounting principle	118	(7,690)	(6,053)	(25,836)
Cumulative effect of change in accounting principle, net of tax of $0	—	—	838	—
Net income (loss)	$118	$(7,690)	$(5,215)	$(25,836)

Net income (loss) per common share:
Basic	$0.00	$(0.48)	$(0.23)	$(1.62)
Diluted	$0.00	$(0.48)	$(0.23)	$(1.62)
Weighted average common shares outstanding used in computing net income (loss) per share:
Basic	37,018	16,100	23,137	15,953
Diluted	56,234	16,100	23,137	15,953
Cost of revenue, selling and marketing, research and development, and general and administrative expenses include stock-based compensation charges as follows:
Cost of revenue	$398	$222	$848	$641
Selling and marketing	$1,247	$627	$2,903	$1,918
Research and development	$689	$407	$1,609	$1,220
General and administrative	$1,350	$767	$3,412	$2,457

Accuray Incorporated
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	March 31, 2007	June 30, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$193,354	$27,856
Restricted cash	—	1
Accounts receivable, net of allowance for doubtful accounts of $20 at March 31, 2007 and June 30, 2006	15,285	11,698
Inventories	14,694	10,100
Prepaid expenses and other current assets	6,004	3,512
Deferred cost of revenue—current	25,312	4,810
Total current assets	254,649	57,977
Property and equipment, net	24,657	21,945
Goodwill	4,495	4,495
Intangible assets, net	1,252	1,446
Deferred cost of revenue and other noncurrent assets	36,892	52,760
Total assets	$321,945	$138,623
Liabilities, temporary equity and stockholders’ equity (deficiency)
Current liabilities:
Accounts payable	$13,012	$4,726
Accrued expenses	14,623	15,055
Customer advances and deferred revenue	62,200	41,979
Total current liabilities	89,835	61,760
Long-term liabilities:
Customer advances and deferred revenue	111,359	130,214
Total liabilities	201,194	191,974

Temporary equity:
Redeemable convertible preferred stock, no par value Authorized: 30,000,000 shares; issued and outstanding, respectively: none and 17,419,331 at March 31, 2007 and June 30, 2006 respectively; liquidation amount: none and $40,354 at March 31, 2007 and June 30, 2006 respectively.	—	27,504

Stockholders’ equity (deficiency):
Preferred stock, $0.001 par value; Authorized: 5,000,000 shares and none at March 31, 2007 and June 30,2006, respectively; no shares outstanding.	—	—
Common stock, $0.001 par value and no par value at March 31, 2007 and June 30, 2006, respectively; authorized: 100,000,000 and 70,000,000 shares at March 31, 2007 and June 30, 2006, respectively; issued and outstanding: 53,438,922 and 16,243,150 shares at March 31, 2007 and June 30, 2006, respectively.	53	13,276
Additional paid-in capital	246,571	43,988
Notes receivable from stockholders	—	(206)
Deferred stock-based compensation	—	(17,272)
Accumulated other comprehensive income	(17)	—
Accumulated deficit	(125,856)	(120,641)
Total stockholders’ equity (deficiency)	120,751	(80,855)
Total liabilities, temporary equity and stockholders’ equity (deficiency)	$321,945	$138,623